Exhibit 2

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE BENEFICIAL OWNER OF THE SECURITY AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 8 ON THE FACE OF THIS SECURITY.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE BENEFICIAL OWNER OF THE SECURITY, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i) THE FUNDS THAT THE BENEFICIAL OWNER OF THE SECURITY IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION).

CUSIP No. 90269A245

ISIN: US90269A2454

UBS AG

MEDIUM-TERM NOTES, SERIES B

$250,000,000 ETRACS Alerian Midstream Energy Total Return Index ETN due October 20, 2050

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $250,000,000 equal to 10,000,000 Securities at $25.00 per Security

Index: The Alerian Midstream Energy Adjusted Net Total Return Index

Initial Trade Date: October 20, 2020

Initial Settlement Date: October 23, 2020

Interest Rate: The principal of this Security shall not bear interest.

Denomination: $25.00 per Security

Payment at Maturity: For each Security, unless earlier called or redeemed, you will receive on the Maturity Date a cash payment equal to the Closing Indicative Value on the last day of the Final Measurement Period (the “Cash Settlement Amount”). If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

Early Redemption: The Holder may, subject to the procedural requirements provided under Section 5 hereof, elect to require UBS AG, a corporation incorporated under the laws of Switzerland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), to submit a request to have the Company redeem the Holder’s Securities in whole or in part on any Index Business Day, from and including the First Redemption Date through and including the Final Redemption Date.

The Securities will be redeemed and the Holder will receive payment for its Securities on the Redemption Date. If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder upon early redemption, will receive per Security a cash payment on the relevant Redemption Date equal to (a) the Closing Indicative Value as of the Redemption Valuation Date, minus (b) the Redemption Fee Amount (the “Redemption Amount”). If the amount so calculated is equal to or less than zero, the payment upon early redemption will be zero.

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The Company reserves the right to waive the Redemption Fee Amount from time-to-time in its sole discretion on a case-by-case basis. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company reserves the right from time-to-time to waive this minimum redemption amount in its sole discretion on a case-by-case basis.

Call Settlement Amount: In the event the Company exercises its Call Right as described in Section 6 hereof, Holders will receive per Security a cash payment on the relevant Call Settlement Date equal to the Closing Indicative Value on the last Index Business Day in the Call Measurement Period (the “Call Settlement Amount”). If the amount so calculated is equal to or less than zero, the payment upon exercise by the Company of its Call Right will be zero.

Security Calculation Agent: UBS Securities LLC or any successor agent appointed by the Company.

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca, Inc.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Calculation Date” means October 11, 2050, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments as provided under Section 3 hereof.

The Calculation Date represents the first Index Business Day of the Final Measurement Period.

“Call Measurement Period” means:

(1) If the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by the Company of its notice to holders of its exercise of the Call Right is less than $250,000,000, the Call Valuation Date, subject to adjustments as provided under Section 3 hereof; or

(2) If the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the date of delivery by the Company of its notice to holders of its exercise of the Call Right is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Call Valuation Date, subject to adjustments as provided under Section 3 hereof.

For purposes of the above definition, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the date of delivery by the Company of its notice to holders (which may be provided via press release) of its exercise of the Call Right will equal:

Closing Indicative Value on such Index Business Day × the number of Securities outstanding as reported by AMTRSO <Index> on Bloomberg L.P.

“Call Settlement Date” means with respect to the exercise by the Company of its Call right, as described in Section 6 hereof, the third Business Day following the last Index Business Day in the Call Measurement Period.

“Call Valuation Date” means the date disclosed as such by the Company in its notice to holders (which may be provided via press release) of its exercise of the Call Right.

In any notice to holders exercising the Call Right, the Company will specify how many days are included in the Call Measurement Period.

“Canadian Index Constituent Security” means an Index Constituent Security organized under the laws of Canada or any province or territory of Canada.

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“Closing Indicative Value” is, an amount per Security equal to:

(1) On the Initial Trade Date, $25.00 per Security;

(2) On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

(Closing Indicative Value on the previous calendar day * Index Factor) - Daily Tracking Fee

(3) From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(Closing Indicative Value on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor) + Measurement Period Cash Amount.

The minimum value of the Closing Indicative Value on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly.

“Current Indicative Value”, as determined by the Security Calculation Agent, means the Closing Indicative Value per Security, calculated on an intraday basis on any Index Business Day.

For the purposes of calculating the Current Indicative Value, the Index Factor will be determined using the Intraday Index Value. Additionally, from and including the first day of an applicable Measurement Period, the Current Indicative Value will be calculated using (i) the Measurement Period Cash Amount from the immediately preceding calendar day, and (ii) the Residual Factor from the immediately preceding calendar day.

The minimum value of the Current Indicative Value on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Current Indicative Value will be adjusted accordingly.

“Daily Tracking Fee” means, as of any date of determination, an amount per Security equal to 0.75% per annum, calculated as follows:

(1) On the Initial Trade Date, $0.00 per Security;

(2) On any subsequent calendar day, prior to but excluding the first day of an applicable Measurement Period, an amount per Security equal to:

(0.75% / 365) × Closing Indicative Value on the immediately preceding calendar day × Index Factor.

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(3) From and including the first day of an applicable Measurement Period, an amount per Security equal to:

(0.75% / 365) × Closing Indicative Value on the calendar day immediately preceding the first day of the Measurement Period × Index Factor × Residual Factor on the immediately preceding calendar day

The minimum value of the Daily Tracking Fee on any calendar day will be zero.

If the Securities undergo a split or reverse split, the Daily Tracking Fee will be adjusted accordingly.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Security Calculation Agent, in its sole discretion, for the aggregate Stated Principal Amount of the Securities, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the payment and other obligations with respect to the Security as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder. Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption or undertaking, plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption or undertaking. During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption or undertaking. If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two (2) Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

“Default Quotation Period” means the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five (5) Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five (5) Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two (2) Business Day objection period) has not ended prior to the Calculation Date, then the Default Amount will equal the Stated Principal Amount of the Securities.

“EU Benchmarks Regulation” means the International Organization of Securities Commissions’ Principles for Financial Benchmarks and the European Union’s Regulation (EU) 2016/1011 on indices used as benchmarks in certain financial instruments and financial contracts or to measure the performance of investment funds.

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“Final Measurement Period” means:

(1) If the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is less than $250,000,000, the Calculation Date, subject to adjustments as provided under Section 3 hereof; or

(2) If the Market Value of Securities outstanding as at the close of trading on the Index Business Day immediately preceding the Calculation Date is equal to or greater than $250,000,000, the five (5) Index Business Days from and including the Calculation Date, subject to adjustments as provided under Section 3 hereof.

For purposes of the above definition, the “Market Value” of the Securities outstanding as of the close of trading on the Index Business Day immediately preceding the Calculation Date will equal:

Closing Indicative Value on such Index Business Day × the number of Securities outstanding as reported by AMTRSO <Index> on Bloomberg L.P.

“Final Redemption Date” means the fourth Index Business Day immediately preceding the Maturity Date, subject to adjustments as provided under Section 3 hereof.

“First Redemption Date” means the fourth Index Business Day immediately following the Initial Trade Date, subject to adjustments as provided under Section 3 hereof.

“Index” means the Alerian Midstream Energy Adjusted Net TR Index.

“Index Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P Dow Jones Indices.

“Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing level will be the closing level of the Index as calculated by the Index Calculation Agent.

On any calendar day that is not an Index Business Day, the Index Closing Level will be the Index Closing Level from the last Index Business Day prior to such calendar day.

[●] is the initial Index Closing Level, measured on October 20, 2020, as determined by the Security Calculation Agent.

“Index Constituent Securities” means the North American energy infrastructure companies included in the Index.

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“Index Factor” will equal:

(1) on any Index Business Day prior to but excluding the first day of an applicable Measurement Period:

(i) the Index Closing Level on such Index Business Day, divided by, (ii) the Index Closing Level on the immediately preceding Index Business Day.

(2) from and including the first day of an applicable Measurement Period:

(i) the Index Closing Level on such calendar day, divided by, (ii) the Index Closing Level on the calendar day immediately preceding the first day of such Measurement Period.

On any calendar day that is not an Index Business Day, the Index Closing Level will be equal to the Index Closing Level on the immediately preceding Index Business Day. The Index Factor will therefore equal one (1) on any calendar day that is not an Index Business Day and is prior to the first Index Business Day of a five-day Measurement Period.

“Index Replacement Event” means:

(1) an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located that (i) makes it illegal for UBS AG or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities included in the Index (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to the Company, its affiliates, third parties with whom the Company transacts or similarly situated third parties in performing the Company’s or their obligations in connection with the Securities, (iii) has a material adverse effect on any of these parties’ ability to perform their obligations in connection with the Securities or (iv) materially affects the Company’s ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(2) any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after October 20 2020 that (i) makes it illegal for the Company or its affiliates to hold, acquire or dispose of the Index Constituent Securities included in the Index or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) materially increases the cost to the Company, its affiliates, third parties with whom the Company transact or similarly situated third parties in performing its or their obligations in connection with the Securities, (iii) has a material adverse effect on the ability of the Company, its affiliates, third parties with whom the Company transact or a similarly situated third party to perform the Company’s or their obligations in connection with the Securities or (iv) materially affects the Company’s ability to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(3) any event that occurs on or after October 20, 2020 that makes it a violation of any

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law, regulation or rule of the United States (or any political subdivision thereof), or any jurisdiction in which a Primary Exchange (as defined herein) is located, or of any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules, (i) for the Company or its affiliates to hold, acquire or dispose of the Index Constituent Securities or options, futures, swaps or other derivatives on the Index or on the Index Constituent Securities (including but not limited to exchange-imposed position limits), (ii) for the Company, its affiliates, third parties with whom the Company transact or similarly situated third parties to perform the Company’s or their obligations in connection with the Securities or (iii) for the Company to issue or transact in exchange traded notes similar to the Securities, each as determined by the Security Calculation Agent;

(4) any event, as determined by the Security Calculation Agent, as a result of which the Company or any of its affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to, acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the Securities, or realize, recover or remit the proceeds of any such transaction or asset; or

(5) as determined by the Security Calculation Agent, the primary exchange or market for trading for the Securities, if any, announces that pursuant to the rules of such exchange or market, as applicable, the Securities cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.

“Index Sponsor” means GKD Index Partners, LLC d/b/a Alerian.

“Intraday Index Value” means the intraday value of the Index, as published every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “AMNTR Index”.

“Market Disruption Event”, with respect to the Index, any of the following, in each case as determined by the Security Calculation Agent in its sole discretion:

(1) any suspension, absence or limitation of trading in a material number of Index Constituent Securities, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(2) suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts;

(3) the Index is not published; or

(4) in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of the Company’s affiliates to unwind all or a material portion of a hedge with respect to the Securities that the Company or its affiliates have effected or may effect.

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The following events will not be Market Disruption Events with respect to the Index:

(1) a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(2) a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

“Maturity Date” means October 20, 2050, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustments as provided under Section 3 hereof.

“Measurement Period” means the Final Measurement Period or the Call Measurement Period, as applicable.

“Measurement Period Cash Amount” means, an amount per Security calculated as follows:

(1) $0.00, on any calendar day prior to but excluding the first day of an applicable Measurement Period

(2) On the first day of an applicable one-day Measurement Period:

a. At the close of trading on such Index Business Day, the (Closing Indicative Value, on the immediately preceding calendar day, times Index Factor, on such Index Business Day), minus Daily Tracking Fee.

(3) From and including the first day of an applicable five-day Measurement Period:

a.	At the close of trading on each Index Business Day, will equal:

(a) Measurement Period Cash Amount on the immediately preceding calendar day, plus (b) ( (i) Closing Indicative Value, on the calendar day immediately preceding the first day of such Measurement Period, times (ii) Index Factor, divided by (iii) five), minus (c) Daily Tracking Fee

b.	On any calendar day that is not an Index Business Day, will equal the Measurement Period Cash Amount on the immediately preceding Index Business Day, minus Daily Tracking Fee

(4) On any calendar day after the last Index Business Day of an applicable Measurement Period, the Measurement Period Cash Amount on the last Index Business Day of such Measurement Period.

The minimum value of the Measurement Period Cash Amount on any calendar day will be zero.

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If the Securities undergo a split or reverse split, the Measurement Period Cash Amount will be adjusted accordingly.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a Successor Index, the primary exchange or market of trading such Index Constituent Security or such constituent underlying a Successor Index.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“record date” means, with respect to any split or reverse split, the tenth Business Day after the announcement date.

“Redemption Date” means the second Index Business Day following the Redemption Valuation Date, commencing on the First Redemption Date and ending on the Final Redemption Date.

“Redemption Fee Amount” means, as of any Redemption Valuation Date, an amount equal to:

0.125% × Closing Indicative Value of the Security as of such Redemption Valuation Date.

“Redemption Valuation Date” means the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, subject to adjustments as provided under Section 3 hereof and to the Company’s right to accelerate, in its sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the redemption notice is received by the Company, rather than the following Index Business Day.

“Residual Factor” means:

(1) 1.0 on any calendar day, prior to but excluding the first day of an applicable Measurement Period.

(2) From and including the first day of an applicable five-day Measurement Period, (a) the number of Index Business Days from, but excluding, the date of determination to, and including, the last Index Business Day in such five-day Measurement Period, divided by (b) five.

On any calendar day from and including the last Index Business Day of an applicable Measurement Period, the Residual Factor will be equal to zero.

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“Stated Principal Amount” means, $25.00 per Security. If the Securities undergo a split or reverse split, the Stated Principal Amount will be adjusted accordingly.

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1. Promise to Pay at Maturity, Upon Early Redemption or Upon Exercise of Call Right

The Company, for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Early Redemption” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Call Settlement Amount” and elsewhere on the face of this Security on the Call Settlement Date, in the case of Securities subject to the Company’s exercise of its Call Right, or (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance, Modification of or Benchmark Event Affecting the Index; Market Disruption Event

If (i) the Index Sponsor or the Index Calculation Agent discontinue publication of or otherwise fails to publish the Index, (ii) a Benchmark Event occurs with respect to the Index or the Index Sponsor, (iii) the Company’s license agreement with the Index Sponsor terminates, or (iv) the Index Sponsor or Index Calculation Agent does not make the Index Constituent Securities and/or their share/unit weighting available to the Security Calculation Agent, and in each case, any other person or entity publishes an EU Benchmarks Regulation-compliant index licensed to the Company that the Security Calculation Agent determines is comparable to the Index and for which the Index Constituent Securities and/or their share/unit weighting are available to the Security Calculation Agent (such index being referred to herein as a “Successor Index”), and the Security Calculation Agent approves such index as a successor Index, then the Security Calculation Agent will determine the Index Closing Level on the applicable dates of determination and the amount payable at maturity, call or upon early redemption and all other related payment terms by reference to such Successor Index.

Upon any selection by the Security Calculation Agent of a Successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to the Company and to the Holders of the Securities.

If the Index Sponsor or Index Calculation Agent discontinue publication of the Index, if the Company’s license agreement with the Index Sponsor terminates, or the Index Sponsor or Index Calculation Agent do not make the Index Constituent Securities and/or their share/unit weightings available to the Security Calculation Agent prior to, and such discontinuation, termination or unavailability is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date, as applicable, or on any other relevant date on which the Index Closing Level is to be determined and the Security Calculation Agent determines that no Successor Index is available at such time, or the Security Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such

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discontinuation is continuing on the Calculation Date or any Index Business Day during a Measurement Period, or on the Redemption Valuation Date, or any other relevant date on which the Index level is to be determined, then the Security Calculation Agent will determine the relevant Index Closing Level using the Index Closing Level and published share/unit weighting of each Index Constituent Security included in the Index or Successor Index, as applicable, on the last Index Business Day immediately prior to such discontinuation, termination or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to the Company and to the Holders of the Securities.

For purposes of the above, a “Benchmark Event” will occur if the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted under the EU Benchmarks Regulation.

In addition, if an Index Replacement Event occurs at any time and the Index Sponsor or anyone else publishes an index that the Security Calculation Agent determines is comparable to the Index (the “Substitute Index”), then the Security Calculation Agent may elect, in its sole discretion, to permanently replace the original Index with the Substitute Index for all purposes under the Securities, and all provisions described in the prospectus supplement for the Securities as applying to the Index will thereafter apply to the Substitute Index instead. In such event, the Security Calculation Agent will make such adjustments, if any, to any level of the Index or Substitute Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. If the Security Calculation Agent elects to replace the original Index with a Substitute Index, then the Security Calculation Agent will determine all amounts hereunder, including the Current Indicative Value, Closing Indicative Value, Index Factor, Residual Factor, Daily Tracking Fee, Index Closing Levels on the applicable dates of determination, all other related payment terms and the amount payable at maturity, call, or upon early redemption by reference to such Substitute Index. If the Security Calculation Agent so elects to replace the original Index with a Substitute Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the Holders of the Securities of the Securities.

If at any time the method of calculating the Index, a Successor Index or a Substitute Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index Closing Level of the Index or such Successor Index does not, in the opinion of the Security Calculation Agent, fairly represent the Index level of the Index or such Successor Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at an Index Closing Level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the Index Closing Level for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. The Security Calculation Agent will accordingly calculate the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that the Company will pay you at maturity, the Redemption Amount, if any, that the Company will pay you upon early redemption, if applicable, and the Call Settlement Amount, if any, that the Company will pay you in the event the Company calls the Securities, and all related payment terms, based on the Index Closing Level calculated by the Security

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Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the Index level of the Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at an Index Closing Level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing during a five-day Measurement Period, the Index Closing Level for such day will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. The remaining Index Business Days in the Measurement Period will be postponed accordingly, and the remaining Index Business Days in the Measurement Period will resume again following the suspension of the Market Disruption Event. For example, if the five-day Measurement Period for purposes of calculating the Call Settlement Amount, is scheduled for June 2, June 3, June 4, June 5 and June 6, and there is a Market Disruption Event with respect to the Index on June 2, but no other Market Disruption Event during such Call Measurement Period, then June 3 will become the first Index Business Day of the Measurement Period, June 4th the second Index Business Day, June 5th the third Index Business Day, June 6th the fourth Index Business Day and the next Index Business Day after June 6th would be the final day of the Measurement Period. The same approach would be applied if there is a Market Disruption Event during a five-day Final Measurement Period.

To the extent a Market Disruption Event with respect to the Index has occurred or is continuing on the Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or the Calculation Date (in the event that the Final Measurement Period is the Calculation Date), the Index Closing Level for such Redemption Valuation Date, Call Valuation Date or Calculation Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index. For example, if the Redemption Valuation Date, for purposes of calculating a Redemption Amount, is based on the Index Closing Level on June 2 and there is a Market Disruption Event with respect to the Index on June 2, then the Index Closing Level on June 3 will be used to calculate the Redemption Amount, assuming that no such Market Disruption Event has occurred or is continuing on June 3.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the affected Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date (in the event that the Call Measurement Period is the Call Valuation Date) or Calculation Date (in the event that the Final Measurement Period is the Calculation Date) occurring more than five Index Business Days following the day originally scheduled to be such Index Business Day of the Measurement Period or such Redemption Valuation Date, Call Valuation Date or Calculation Date. If a Market Disruption Event has occurred or is continuing with respect to the Index on the fifth Index Business Day following the date originally scheduled to be such Index Business Day of the Measurement Period or any Redemption Valuation Date, Call Valuation Date or

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Calculation Date, the Security Calculation Agent or one of its affiliates will determine the Index Closing Level based on its good faith estimate of the Index Closing Level that would have prevailed on such fifth Index Business Day but for such Market Disruption Event.

4. Payment at Maturity, Upon Early Redemption or on the Call Settlement Date

The payment of this Security that becomes due and payable on the Maturity Date, a Redemption Date or the Call Settlement Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity”, “Early Redemption” and “Call Settlement Amount,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount, calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption or call of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Procedure for Early Redemption

Subject to the minimum redemption amount provided under “Early Redemption,” the Holder may require the Company to redeem the Holder’s Securities during the term of the Securities on any Index Business Day on or after the First Redemption Date, provided that such Holder instructs its broker or other person through whom the Securities are held to take the following steps through the normal clearing system channels to: (i) deliver a notice of redemption (the “Redemption Notice”) to the Company via email no later than 12:00 noon (New York City Time) on the Index Business Day on which the Holder elects to exercise its redemption right; (ii) deliver the signed confirmation of redemption (the “Redemption Confirmation”) to the Company via email in the specified form by 5:00 p.m. (New York City time) on the same day; (iii) instruct the Holder’s DTC custodian to book a delivery vs. payment trade with respect to the Holder’s Securities on the applicable Redemption Valuation Date at a price equal to the Redemption Amount; and (iv) cause the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

The Company reserves the right from time-to-time to waive the Redemption Fee Amount in its sole discretion. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company reserves the right from time-to-time to waive this minimum redemption amount in its sole discretion.

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6. Call Right

The Securities are subject to redemption upon not less than eighteen (18) calendar days’ prior notice to the Holders (which notice may be provided via press release) on any Business Day that the Company may specify through and including the Maturity Date. Upon early redemption in the event the Company exercises this call right (“Call Right”), the Holder will receive a cash payment equal to the Call Settlement Amount on the Call Settlement Date.

7. Role of Security Calculation Agent

The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption or call, or at other times, the Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Index Factor, the Residual Factor, the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that the Company will pay you at maturity, the Redemption Amount, if any, that the Company will pay you upon redemption, if applicable and the Call Settlement Amount, if any, that the Company will pay you in the event that the Company calls the Securities, and whether any day is a Business Day or Index Business Day and all such other matters as may be specified herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent will also be responsible for determining whether the Index has been discontinued and whether there has been a material change in the Index. The Security Calculation Agent will make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent will be conclusive for all purposes and binding on the Company, the Holder and all other persons having an interest in the Security, without liability on the part of the Security Calculation Agent. The Holder of this Security will not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Security Calculation Agent hereunder.

The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Security Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Security Calculation Agent. Insofar as this Security provides for the Security Calculation Agent to determine the Current Indicative Value (or “intraday indicative value”), Closing Indicative Value, Market Disruption Events, Business Days, Index Business Days, the Index Factor, the Residual Factor, the Index Closing Level, the Daily Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that the Company will pay you at maturity, the Redemption Amount, if any, that the Company will pay you upon redemption, if applicable and the Call Settlement Amount, if any, that the Company will pay you in the event that the Company calls the Securities, and whether any day is a Business Day or Index Business Day and all such other matters as may be specified herein as matters to be determined by the Security Calculation Agent on any date or other information from any institution or other source, the Security Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Security Calculation Agent, affiliates of the Security Calculation Agent or affiliates of the Company.

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8. Tax Characterization

By its purchase of this Security, each holder of a beneficial interest in this Security, hereby agrees with the Company (in the absence of a statute, regulation, or administration or judicial ruling to the contrary) to treat this Security for all U.S. federal income tax purposes as a pre-paid forward contract with respect to the Index..

9. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Maturity Date, Call Settlement Date or Redemption Date, as applicable) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date, Call Settlement Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to determination of the Daily Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per Security, the Closing Indicative Value and the Cash Settlement Amount, if any, per Security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the Stated Principal Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

10. Split or Reverse Split of the Securities

The Company may, at any time in its sole discretion, initiate a split or reverse split of your Securities. If the Company decides to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date”, and the Company will issue a notice to Holders of the Securities and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split. The record date for any split or reverse split will be the tenth Business Day after the announcement date, and the effective date will be the next Business Day after the record date.

If the Securities undergo a split, the Company will adjust the Closing Indicative Value and other relevant terms of the Securities accordingly. For example if the Securities undergo a 4:1 split, each Holder who holds a Security via The Depository Trust Company (“DTC”) on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The Closing Indicative Value on such record date would be divided by four to reflect the 4:1 split of your Securities. Any adjustment to the Closing Indicative Value will be rounded to four decimal places. The split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date. If prior to the effectiveness of the split, the Company exercises its Call Right, the split will not occur.

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In the case of a reverse split, the Closing Indicative Value and other relevant terms will be adjusted accordingly, and the Company reserves the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by the Company in its sole discretion. For example, if the Securities undergo a 1:4 reverse split, every Holder who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and the Closing Indicative Value of the Securities on such record date would be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of the Closing Indicative Value will be rounded to four decimal places. The reverse split will become effective at the opening of trading of the Securities on the Business Day immediately following the record date. If prior to the effectiveness of the reverse split, the Company exercises its Call Right, the reverse split will not occur.

Holders who own a number of Securities on the record date that is not evenly divisible by the reverse split divisor (which in the case of a 1:4 reverse split, for example, will be 4) will receive the same treatment as all other Holders for the maximum number of Securities they hold which is evenly divisible by the reverse split divisor, and the Company will have the right to compensate Holders for their remaining or “partial” Securities in a manner determined by the Company in its sole discretion. The Company’s current intention is to provide Holders with a cash payment for their partials on the 17th Business Day following the announcement date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date. For example, in the case of a 1:4 reverse split, a holder who held 23 Securities via DTC on the record date would receive five post-reverse split Securities on the immediately following Business Day, and a cash payment on the 17th Business Day following the announcement date that is equal to 3/4ths of the Closing Indicative Value of the reverse split-adjusted Securities on the 15th Business Day following the announcement date.

11. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

12. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: October    , 2020

UBS AG

By:

By:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: October    , 2020

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of June 12, 2015 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to 10,000,000 Securities representing an aggregate stated principal amount not to exceed $250,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge (“Taxes”) imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable. The Company intends to generally treat non-U.S. holders of Securities as subject to a 30% withholding tax (subject to reduction under an applicable tax treaty) under Section 871(m) of the Internal Revenue Code with respect to all distributions on the Index Constituent Securities that are reinvested in the Index, other than distributions on an Index Constituent Security that is issued by a non-U.S. corporation. This tax will apply even though such distributions will be invested in the Index and will not be distributed on the Securities, and such withholding tax may be imposed at the time that the distribution is paid even though there will be no payments on the Securities at such time from which to withhold.

In addition to its ability to redeem this Security pursuant to the foregoing, if at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which

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change, amendment, application or interpretation becomes effective on or after the Initial Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Security Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $25.00. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.